PROSPECTUS SUPPLEMENT DATED JULY 19, 2000       FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JULY 11, 2000                     REGISTRATION NO. 333-36790
                                                             CUSIP NO. 00826TAD0

                                AFFYMETRIX, INC.
                                  $225,000,000

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
      700,943 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

    This prospectus supplement supplements information contained in the prospectus dated July 11, 2000 relating to the potential sale from time to time of up to $225,000,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

    The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                         AND OFFERED         THE NOTES        OFFERED      THE OFFERING
----                                      ------------------   -------------   -------------   -------------
Robertson Stephens......................      $4,000,000          12,461          12,461             --

    The line items "Credit Suisse First Boston Corporation... $3,000,000, 9,346,
9,346, --" and "Partners Reinsurance Company, Ltd.... $365,000, 1,137,
1,137, --" contained in the table set forth in the prospectus under the caption "Selling Security Holders" shall be deleted in their entirety and replaced with the following:


Credit Suisse First Boston
  Corporation...........................    $29,183,000        90,913         90,913            --
Partners Reinsurance Company............    $   425,000         1,324          1,324            --

    None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that Credit Suisse First Boston and Robertson Stephens were initial purchasers in connection with the offer and sale of the notes in February 2000 and from time to time perform investment banking services, for which they receive customary fees.